                                               Filed Pursuant to Rule 424(b)(2)
                                               File No. 333-26881

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 27, 1997)

                        5,000,000 PREFERRED SECURITIES

                            RELIASTAR FINANCING II

           8.10% TRUST ORIGINATED PREFERRED SECURITIESSM ("TOPRSSM")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                           RELIASTAR FINANCIAL CORP.
                               ----------------
  The 8.10% Trust Originated Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of ReliaStar Financing II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). ReliaStar Financial Corp., a Delaware corporation ("ReliaStar" or the "Company"), will directly or indirectly own all the common securities (the "Common

                                                       (continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE S-4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  The Preferred Securities have been approved for listing, subject to notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE"). Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting".
                               ----------------
THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE   COMMISSION   OR  ANY   STATE   SECURITIES   COMMISSION  NOR   HAS
  THE SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY
    IS A CRIMINAL OFFENSE.

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-------------------------------------------------------------------------------

                                     INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                    OFFERING PRICE(1) COMMISSION(2) TRUST(3)(4)
--------------------------------------------------------------------------------
Per Preferred Security............       $25.00           (3)          $25.00
--------------------------------------------------------------------------------
Total.............................    $125,000,000        (3)       $125,000,000
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from June 3, 1997.
(2) The Trust and the Company have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debt Securities (as defined herein), the Company has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $.7875 per Preferred Security (or $3,937,500 in the aggregate). See "Underwriting".
(4) Expenses of the offering which are payable by the Company are estimated to be $225,000.
                               ----------------
  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form, through the facilities of The Depository Trust Company, on or about June 3, 1997.
                               ----------------
MERRILL LYNCH & CO.
     DAIN BOSWORTH
       INCORPORATED
                 DONALDSON, LUFKIN & JENRETTE
                      SECURITIES CORPORATION
                                            THE ROBINSON-HUMPHREY COMPANY, INC.
                                                              SMITH BARNEY INC.
                               ----------------

            The date of this Prospectus Supplement is May 29, 1997.

  SM"Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.

(continued from previous page)

Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of 8.10% Subordinated Deferrable Interest Notes due June 3, 2027 (the "Junior Subordinated Debt Securities") of the Company. The Junior Subordinated Debt Securities will mature on June 3, 2027 (or such date to which the maturity of the Junior Subordinated Debt Securities may be extended as described under "Description of the Junior Subordinated Debt Securities-- General.") The obligations of the Company under the Junior Subordinated Debt Securities are unsecured and are subordinate and junior in right of payment to all present and future Senior Debt (as defined herein) of the Company, which aggregated approximately $449.1 million at March 31, 1997 and will rank pari passu with the Trust Related Securities (as defined herein) of the Company. As of March 31, 1997, there were approximately $125.0 million of outstanding Trust Related Securities. Upon an event of default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise. The Junior Subordinated Debt Securities purchased by the Trust may be subsequently distributed pro rata to holders of the Preferred Securities and Common Securities in connection with the dissolution of the Trust, upon the occurrence of certain events.

  Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 8.10% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997 ("distributions"). The payment of distributions out of moneys held by the Trust or payments upon the redemption of Preferred Securities and payments on liquidation of the Trust, as set forth below, are guaranteed by the Company (the "Preferred Securities Guarantee") to the extent described herein and under the heading "The Preferred Securities Guarantee" in the accompanying Prospectus. The Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that ReliaStar has made a payment of interest or principal, as the case may be, on the Junior Subordinated Debt Securities held by the Trust. The Preferred Securities Guarantee, when taken together with ReliaStar's obligations under the Junior Subordinated Debt Securities and the Junior Subordinated Indenture (as defined herein) and its obligations under the Declaration, including its obligations to pay costs, expenses and certain liabilities of the Trust, provides a full and unconditional guarantee of amounts due on the Preferred Securities. See "Risk Factors--Rights Under the Preferred Securities Guarantee." The obligations of the Company under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and pari passu with the Company's guarantee of Trust Related Securities and the most senior preferred stock issued, from time to time, if any, by the Company.

  The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Junior Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. If the Company does not make principal or interest payments on the Junior Subordinated Debt Securities, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

  The Company has the right to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period on the Junior Subordinated Debt Securities at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of 8.10% per annum, compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to

                                                       (continued on next page)

(continued from previous page)

include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Securities. See "Risk Factors--Option to Extend Interest Payment Period", "Description of the Junior Subordinated Debt Securities --Option to Extend Interest Payment Period", and "United States Federal Income Taxation--Original Issue Discount". In the event of any such deferral, the holders of Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

  The Junior Subordinated Debt Securities are redeemable by the Company, in whole or in part, from time to time, on or after June 3, 2002, or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). If the Company redeems Junior Subordinated Debt Securities, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities--Mandatory Redemption". The Preferred Securities will be redeemed upon maturity of the Junior Subordinated Debt Securities. In addition, upon the occurrence of a Tax Event arising from a change in law or a change in legal interpretation regarding tax matters, unless the Junior Subordinated Debt Securities are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Junior Subordinated Debt Securities will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities--Tax Event Redemption or Distribution". If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Junior Subordinated Debt Securities listed on the NYSE or on such other exchange, the Nasdaq National Market or other organization on which the Preferred Securities are then listed. See "Description of the Preferred Securities--Tax Event Redemption or Distribution" and "Description of the Junior Subordinated Debt Securities".

  In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution".

  FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The following information concerning the Company, the Trust, the Preferred Securities, the Preferred Securities Guarantee and the Junior Subordinated Debt Securities supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meaning as in the accompanying Prospectus.

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained or incorporated by reference elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND JUNIOR SUBORDINATED DEBT SECURITIES

  The Company's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and pari passu with the Company's guarantee of Trust Related Securities and the most senior preferred stock issued, from time to time, if any, by the Company. See "Description of Capital Stock--Preferred Stock" in the accompanying Prospectus. The obligations of the Company under the Junior Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Debt of the Company and will rank pari passu with any Trust Related Securities. As of March 31, 1997, Senior Debt aggregated approximately $449.1 million and approximately $125.0 of Trust Related Securities were outstanding. There are no terms in the Preferred Securities, the Junior Subordinated Debt Securities or the Preferred Securities Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debt Securities and the Preferred Securities Guarantee. See "Description of the Junior Subordinated Debt Securities--Subordination", and "Particular Terms of Junior Subordinated Debt Securities Issued in Connection with Preferred Securities" and "The Preferred Securities Guarantee--Status of the Preferred Securities Guarantee" in the accompanying Prospectus.

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

  The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee under the Preferred Securities Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee (as defined herein) will hold the Preferred Securities Guarantee on behalf of the Trust for the benefit of the holders of the Preferred Securities.

  The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment, to the extent the Trust has funds available therefor, or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Securities Guarantee. If the Company fails to make any payments under the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Preferred Securities Guarantee to receive such payments without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Junior Subordinated Debt Securities, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement (i) by the Property Trustee (as defined herein) of its rights as registered holder of the Junior Subordinated Debt Securities against the Company pursuant to the terms of the Junior Subordinated Debt Securities or
(ii) by such holder of the holder's rights against the Company to enforce the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities-- Subordination", "Particular Terms of the Junior Subordinated Debt Securities Issued in Connection with Preferred Securities" and "The Preferred Securities Guarantee" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Preferred Securities Guarantee and the Junior Subordinated Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Junior Subordinated Debt Securities against the Company. The holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the Holders of the Junior Subordinated Debt Securities unless the Property Trustee fails to do so. See "Description of the Preferred Securities--Voting Rights" and "Description of the Junior Subordinated Debt Securities--Indenture Events of Default".

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company has the right under the Junior Subordinated Indenture to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Junior Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that the Company exercises this right to defer interest payments, then (i) the Company shall not declare or pay dividends on, make any distribution with respect to, redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, provided, however, the Company may declare and pay a stock dividend where the dividend is the same stock as that on which the dividend is being paid, and (ii) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Junior Subordinated Debt Securities. Prior to the termination of any such Extension Period, the Company may further delay payment of interest by further extending the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities-- Distributions" and "Description of the Junior Subordinated Debt Securities--Option to Extend Interest Payment Period".

  Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represents an undivided beneficial interest in the Junior Subordinated Debt Securities) may be more volatile than other securities on which OID accrues that do not have such rights. See "United States Federal Income Taxation-- Original Issue Discount".

PROPOSED CHANGES TO U.S. TAX LAWS; POSSIBLE TAX EVENT

  On February 6, 1997, the Clinton Administration released its budget proposal for fiscal year 1998. The proposal contains certain tax law changes that, if enacted, would prohibit an issuer from deducting interest payments or original issue discount on an instrument such as the Junior Subordinated Debt Securities if such instrument has a maximum weighted average maturity of more than 40 years. Under the proposal, for purposes of determining the term of an instrument, any right to extend would be treated as exercised. The Administration's proposal, if enacted, would also treat a corporate issuer that files annual financial statements with the Commission as having characterized an instrument such as the Junior Subordinated Debt Securities as equity for purposes of Section 385(c) of the Internal Revenue Code of 1986, as amended (the "Code"), if the instrument (i) has a maximum term exceeding 15 years and (ii) is not shown as indebtedness on the applicable balance sheet of the issuer or, in the case of indebtedness issued to a related party that issues a related instrument, such related instrument is not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c), the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on his tax return that he is treating such instrument in a manner inconsistent with the issuer's characterization. The Administration's proposal specifies that the changes would be effective for instruments issued on or after the date of first Congressional committee action.

  There can be no assurance that legislation affecting the Company's ability to deduct interest paid on the Junior Subordinated Debt Securities or the characterization of the Junior Subordinated Debt Securities for U.S. federal income tax purposes, including legislation similar to the proposals described above, will not be enacted in the future or that any such legislation would not be effective retroactively. In the event tax law changes are enacted and apply retroactively to the Junior Subordinated Debt Securities, such changes could give rise to a Tax Event, which would, in certain circumstances, require the dissolution of the Trust or permit the Company to redeem the Junior Subordinated Debt Securities. See "Risk Factors--Tax Event Redemption or Distribution", "Description of the Preferred Securities--Tax Event Redemption or Distribution", "Description of the Junior Subordinated Debt Securities-- Proposed Tax Legislation" and "United States Federal Income Taxation--Proposed Tax Legislation".

TAX EVENT REDEMPTION OR DISTRIBUTION

  Upon the occurrence of a Tax Event, the Trust shall be dissolved, except in the limited circumstance described below, with the result that the Junior Subordinated Debt Securities would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, the Company shall have the right to redeem the Junior Subordinated Debt Securities, in whole or in part, in lieu of a distribution of the Junior Subordinated Debt Securities by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Debt Securities are redeemed by the Company. See "Description of the Preferred Securities--Tax Event Redemption or Distribution".

  Under current United States federal income tax law, a distribution of Junior Subordinated Debt Securities upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. However, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Junior Subordinated Debt Securities or Cash Upon Liquidation of the Trust".

  There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debt Securities upon the occurrence of a Tax Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debt Securities and should carefully review all the information regarding the Junior Subordinated Debt Securities contained herein. See "Description of the Preferred Securities--Tax Event Redemption or Distribution", "Description of the Junior Subordinated Debt Securities" and "Description of Debt Securities" in the accompanying Prospectus.

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, ReliaStar Trustees (as defined herein), due to such voting rights being vested exclusively in the Company, as the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights".

TRADING PRICE

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. A holder who disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to the holder's adjusted tax basis in such holder's pro rata share of the underlying Junior Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest or OID), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation--Original Issue Discount" and "--Sales of Preferred Securities".

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

  The Junior Subordinated Debt Securities do not contain provisions that afford holders protection in the event of a highly leveraged transaction, including a change of control, or other similar transactions involving the Company that may adversely affect such holders. See "Description of the Junior Subordinated Debt Securities--General".

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to this offering, there as been no public market for the Preferred Securities. There can be no assurance that an active trading market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus Supplement.

                                   THE TRUST

  The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of May 8, 1997, executed by ReliaStar, as sponsor (the "Sponsor"), and the trustees of the Trust (the "ReliaStar Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on May 8, 1997. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. ReliaStar will directly or indirectly acquire all of the Common Securities which constitute an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debt Securities, and (iii) engaging in only those other activities necessary or incidental thereto.

  Pursuant to the Declaration, the number of ReliaStar Trustees will initially be three. Two of the ReliaStar Trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, ReliaStar. The third trustee will be a financial institution that maintains its principal place of business in the State of Delaware and is unaffiliated with ReliaStar, which trustee will serve as property trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, Wilmington Trust Company, a Delaware banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. The Property Trustee will also act as indenture trustee under the Preferred Securities Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). See "The Preferred Securities Guarantee" in the accompanying Prospectus.

  The Property Trustee will hold title to the Junior Subordinated Debt Securities on behalf of the Trust for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Junior Subordinated Indenture (as defined herein) as the holder of the Junior Subordinated Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing trust account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Preferred Securities Guarantee on behalf of the Trust for the benefit of the holders of the Preferred Securities. ReliaStar, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any ReliaStar Trustee subject to the limitations set forth in the Declaration and to increase or decrease the number of ReliaStar Trustees. See "Description of the Preferred Securities--Voting Rights."

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities".

                           RELIASTAR FINANCIAL CORP.

  The Company is a holding company whose subsidiaries specialize in life insurance and related financial services businesses. Through ReliaStar Life Insurance Company, Minneapolis, Minnesota, and other subsidiaries, the Company issues and distributes individual life insurance and annuities; group life and health insurance; life and health reinsurance; and markets and manages mutual funds. The Company operates in four business segments:
Individual Insurance, Employee Benefits, Life and Health Reinsurance and
Pension.

  The Company's strategy is to compete by focusing on the needs of its customers and striving to provide innovative products in a service-oriented, cost-efficient manner. It is the Company's goal to form lifetime partnerships with its customers and deliver integrated financial solutions.

  Other life insurance subsidiaries, each of which is owned directly or indirectly by ReliaStar Life, are Northern Life Insurance Company, Seattle, Washington; ReliaStar United Services Life Insurance Company, Arlington, Virginia; and ReliaStar Bankers Security Life Insurance Company, Woodbury, New York. ReliaStar Life, United Services and Bankers Security were formerly known as Northwestern National Life Insurance Company, United Services Life Insurance Company and Bankers Security Life Insurance Society, respectively. Additional subsidiaries include Washington Square Advisors, Inc., Minneapolis, Minnesota; Washington Square Securities, Inc., Minneapolis, Minnesota; ReliaStar Mortgage Corporation, West Des Moines, Iowa; NWNL Northstar, Inc., Greenwich, Connecticut; PrimeVest Financial Services, Inc., St. Cloud, Minnesota; and Successful Money Management Seminars, Inc., Portland, Oregon.

  On February 23, 1997, ReliaStar agreed to acquire (the "SCC Acquisition") Security-Connecticut Corporation ("SCC"), an insurance holding company, in a stock for stock exchange in which SCC will merge with and into ReliaStar. The SCC Acquisition is valued at approximately $488 million and is expected to be completed in late June or early July 1997. For more information on the SCC Acquisition, see the Company's Current Report on Form 8-K dated February 23, 1997 which is incorporated herein by reference.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following pro forma combined condensed financial statements reflect the acquisition of SCC. The SCC Acquisition will be accounted for as a "purchase" of SCC by ReliaStar under generally accepted accounting principles. The pro forma combined condensed financial statements are unaudited and combine the operations of ReliaStar and SCC for the three months ended March 31, 1997 and for the year ended December 31, 1996. The pro forma balance sheet assumes the SCC Acquisition occurred at March 31, 1997. The pro forma statements of income assume the SCC Acquisition occurred on January 1, 1996. The pro forma combined condensed financial statements have not been compiled, reviewed or audited by independent accountants.

  The unaudited pro forma combined condensed financial statements have been included for information only and were prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). As further discussed in the accompanying notes, the pro forma combined condensed financial statements do not purport to be indicative of the financial position or operating results that would have been achieved had the SCC Acquisition been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results.

        PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF MARCH 31, 1997

                                  (UNAUDITED)
                                 (IN MILLIONS)

                               HISTORICAL        PRO FORMA
                           -------------------  ADJUSTMENTS
                                                 INCREASE     NOTE
                           RELIASTAR    SCC      (DECREASE) REFERENCE PRO FORMA
                           ---------  --------  ----------- --------- ---------
ASSETS
Investments..............  $11,920.6  $1,793.3    $  3.7         (a)  $13,717.6
Deferred Policy
 Acquisition
 Costs/Present Value of
 Future Profits..........    1,299.0     414.2     (65.3)        (b)    1,647.9
Other Assets.............    1,143.8     125.0     (20.4)        (b)    1,335.3
                                                   101.5         (c)
                                                    (7.8)        (d)
                                                    (6.8)        (e)
Participation Fund
 Account Assets..........      315.9       0.0       0.0                  315.9
Assets Held in Separate
 Accounts................    2,254.6       0.0       0.0                2,254.6
                           ---------  --------    ------              ---------
  TOTAL ASSETS...........  $16,933.9  $2,332.5    $  4.9              $19,271.3
                           =========  ========    ======              =========
LIABILITIES
Future Policy and
 Contract Benefits.......  $11,902.2  $1,811.9    $(52.3)        (b)  $13,661.8
Notes and Mortgages
 Payable.................      449.1      75.0       0.0                  524.1
Other Liabilities........      512.3      95.4       4.9         (f)      603.9
                                                     0.0         (g)
                                                    (8.7)        (h)
Participation Fund
 Account Liabilities.....      315.9       0.0       0.0                  315.9
Liabilities Related to
 Separate Accounts.......    2,249.1       0.0       0.0                2,249.1
                           ---------  --------    ------              ---------
  TOTAL LIABILITIES......   15,428.6   1,982.3     (56.1)              17,354.8
                           ---------  --------    ------              ---------
Trust-Originated
 Preferred Securities....      121.0       0.0       0.0                  121.0
SHAREHOLDERS' EQUITY
Common Stock.............      578.9       0.1      (0.1)        (i)      990.1
                                                   411.2     (j),(q)
Additional Paid-In
 Capital.................        0.0      83.1     (83.1)        (i)        0.0
Net Unrealized Investment
 Gains (Losses)..........       60.1      (2.1)      2.1         (i)       60.1
Retained Earnings........      834.5     269.1    (269.1)        (i)      834.5
Other, Net...............      (89.2)      0.0       0.0                  (89.2)
                           ---------  --------    ------              ---------
  TOTAL SHAREHOLDERS'
   EQUITY................    1,384.3     350.2      61.0                1,795.5
                           ---------  --------    ------              ---------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY..  $16,933.9  $2,332.5    $  4.9              $19,271.3
                           =========  ========    ======              =========

   See notes to unaudited pro forma combined condensed financial statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL     PRO FORMA
                                 --------------- ADJUSTMENTS
                                                  INCREASE     NOTE
                                 RELIASTAR  SCC   (DECREASE) REFERENCE PRO FORMA
                                 --------- ----- ----------- --------- ---------
REVENUES
Premiums.......................   $204.7   $13.0    $ 0.0               $217.7
Net Investment Income..........    234.7    33.9      0.0       (k)      268.6
Realized Investment Gains......      2.2     0.2      0.0                  2.4
Other Income...................    121.6    34.8      0.0       (l)      156.4
                                  ------   -----    -----               ------
  TOTAL........................    563.2    81.9      0.0                645.1
                                  ------   -----    -----               ------
BENEFITS AND EXPENSES
Benefits to Policyholders......    317.5    44.7      0.0                362.2
Sales and Operating Expenses...    121.4    11.6      0.0       (m)      133.6
                                                      0.6       (n)
Amortization of Deferred Policy
 Acquisition Costs/Present
 Value of Future Profits.......     28.4    10.9     (4.7)      (o)       34.6
Interest Expense...............      7.4     1.4      0.0                  8.8
Dividends and Experience
 Refunds to Policyholders......      7.1     0.1      0.0                  7.2
                                  ------   -----    -----               ------
  TOTAL........................    481.8    68.7     (4.1)               546.4
                                  ------   -----    -----               ------
Income Before Income Taxes.....     81.4    13.2      4.1                 98.7
Income Tax Expense.............     28.4     4.6      1.6       (p)       34.6
Dividends on Preferred
 Securities of Subsidiary, Net
 of Tax........................      1.7     0.0      0.0                  1.7
                                  ------   -----    -----               ------
Net Income.....................   $ 51.3   $ 8.6    $ 2.5       (q)     $ 62.4
                                  ======   =====    =====               ======
PER COMMON SHARE
Net Income:
  Primary......................   $ 1.26   $0.99      N/A               $ 1.31
  Fully Diluted................   $ 1.26   $0.99      N/A       (q)     $ 1.31
WEIGHTED AVERAGE SHARES
Common and Common Equivalent
 Shares (Primary)..............     40.7     8.6     (1.7)                47.6
Common Shares Assuming Maximum
 Dilution (Fully Diluted)......     40.7     8.7     (1.8)                47.6


   See notes to unaudited pro forma combined condensed financial statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                 PRO FORMA
                                  HISTORICAL    ADJUSTMENTS
                               ----------------  INCREASE     NOTE
                               RELIASTAR  SCC    (DECREASE) REFERENCE PRO FORMA
                               --------- ------ ----------- --------- ---------
REVENUES
Premiums.....................  $  836.9  $ 58.3    $0.0               $  895.2
Net Investment Income........     940.7   135.3    (0.1)       (k)     1,075.9
Realized Investment Gains....      11.2     7.3     0.0                   18.5
Other Income.................     401.8   137.4     0.0        (l)       539.2
                               --------  ------    ----               --------
  TOTAL......................   2,190.6   338.3    (0.1)               2,528.8
                               --------  ------    ----               --------
BENEFITS AND EXPENSES
Benefits to Policyholders....   1,287.7   192.9     0.0                1,480.6
Sales and Operating Expenses.     437.4    49.9     0.0        (m)       489.8
                                                    2.5        (n)
Amortization of Deferred
 Policy Acquisition
 Costs/Present Value of
 Future Profits..............     113.0    36.2    (5.3)       (o)       143.9
Interest Expense.............      28.7     5.4     0.0                   34.1
Dividends and Experience
 Refunds to Policyholders....      19.7     0.4     0.0                   20.1
                               --------  ------    ----               --------
  TOTAL......................   1,886.5   284.8    (2.8)               2,168.5
                               --------  ------    ----               --------
Income Before Income Taxes...     304.1    53.5     2.7                  360.3
Income Tax Expense...........     106.1    18.2     1.8        (p)       126.1
Dividends on Preferred
 Securities of Subsidiary,
 Net of Tax..................       5.0     0.0     0.0                    5.0
                               --------  ------    ----               --------
Net Income...................  $  193.0  $ 35.3    $0.9        (q)    $  229.2
                               ========  ======    ====               ========
PER COMMON SHARE
Net Income:
  Primary....................  $   5.03  $ 4.10     N/A               $   5.07
  Fully Diluted..............  $   4.73  $ 4.07     N/A        (q)    $   4.81
WEIGHTED AVERAGE SHARES
Common and Common Equivalent
 Shares (Primary)............      37.3     8.6    (1.7)                  44.2
Common Shares Assuming
 Maximum Dilution (Fully
 Diluted)....................      40.1     8.7    (1.8)                  47.0


   See notes to unaudited pro forma combined condensed financial statements.

                     Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements

  The pro forma combined condensed financial statements assume all shares of Common Stock of SCC, as described, are converted, pursuant to the SCC Acquisition, into shares of Common Stock of ReliaStar at an exchange ratio of
 .7932 and at an assumed market price of $59.25 per share of ReliaStar Common Stock, the closing sale price per share of Common Stock of ReliaStar on February 21, 1997, the last trading day prior to the public announcement of the SCC Acquisition. It is further assumed that cash to be paid for fractional shares will not be significant.

  ReliaStar's preliminary allocation of the purchase price was based upon the estimated fair value of the assets acquired and liabilities assumed. The actual allocation will be based on further studies and valuations as of the effective time of the SCC Acquisition (the "Effective Time") and will be primarily affected by the impact of market interest rates as of the Effective Time upon the valuation of assets and liabilities of SCC, the effect of the ReliaStar Common Stock price as of the Effective Time upon the determination of the purchase price and the accrual at the Effective Time of estimated costs to eliminate duplicative facilities and equipment and to record the estimated liability for severance and other employee termination costs. The actual adjustments (other than those related to the accruals of certain costs at the Effective Time described above) are not, at the present time, expected to be significantly different, however, there can be no assurance that significant differences will not arise.

  The pro forma combined condensed financial statements do not include all adjustments to conform the accounting policies of SCC to those followed by ReliaStar. The nature and extent of such adjustments, if any, will be based upon further study and analysis and would not be expected to be significant to the pro forma financial results.

  The following describes the pro forma adjustments reflected in the accompanying unaudited pro forma combined condensed financial statements:

    (a) To value SCC's commercial mortgage loans at estimated fair value.

    (b) To eliminate SCC's deferred policy acquisition costs, goodwill, acquired insurance in-force and unearned revenue balances and to record the present value of future profits of the in-force business acquired. Present value of future profits reflects the estimated fair value of the business in-force and represents the portion of the cost to acquire SCC that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the assumed date of acquisition. Such value is the present value of the actuarially determined projected cash flows from the acquired policies.

  The 15% discount rate used to determine such value is the rate of return required by ReliaStar to invest in the business being acquired. In determining the rate of return used to value the policies purchased, the following factors are considered:

  . The magnitude of the risk associated with each of the actuarial assumptions used in determining expected future cash flows.

  . Cost of capital available to fund the acquisition.

  . The perceived likelihood of changes in insurance regulations and tax laws.

  . Complexity of the acquired company.

  The value allocated to present value of future profits is based on a preliminary determination of such value; accordingly, this allocation may be adjusted upon final determination of such value. On a pro forma basis, assuming an acquisition date of March 31, 1997, expected gross amortization using current assumptions and accretion of interest based on an interest rate equal to the liability or contract rate (such rates ranging from 5.25% to 7.0% ) on the cost of policies purchased for each of the years in the five year period ended March 31, 2002, is as follows (dollars in millions):

        YEAR
        ENDED                  BEGINNING    GROSS     ACCRETION OF     NET      ENDING
      MARCH 31,                 BALANCE  AMORTIZATION   INTEREST   AMORTIZATION BALANCE
      ---------                --------- ------------ ------------ ------------ -------
      1998....................  $348.9      $50.8        $19.9        $30.9     $318.0
      1999....................   318.0       43.2         18.3         24.9      293.1
      2000....................   293.1       37.9         16.8         21.1      272.0
      2001....................   272.0       32.5         15.8         16.7      255.3
      2002....................   255.3       29.7         14.7         15.0      240.3

    (c) To record the excess of the cost to acquire SCC over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed.

    (d) To record the direct out-of-pocket costs of acquisition.

    (e) To remove SCC's capitalized software costs to conform to ReliaStar's accounting policies.

    (f) To record lease related fair value adjustments, net.

    (g) At the Effective Time, the estimated liability for severance and other employee costs for certain executive officers and employees of SCC and the estimated costs to eliminate duplicative facilities and equipment and merge such operations will be accrued. These estimated costs have not been accrued on the pro forma balance sheet. The present estimate of these costs to be accrued at the Effective Time is approximately $8.0 million. The estimated $8.0 million liability will be accrued on the initial post-acquisition balance sheet of SCC and will increase annual goodwill amortization by approximately $130,000.

    (h) To adjust the deferred tax liability of SCC to the tax effected difference between the estimated fair value of the net assets acquired and the estimated tax basis of the net assets acquired.

    (i) To eliminate SCC equity.

    (j) To record the fair value of the pro forma 6.94 million shares of Common Stock of ReliaStar to be issued to acquire SCC, using a share price of $59.25 per share of ReliaStar Common Stock.

    (k) To record the amortization of the pro forma fair value adjustment to the cost basis of SCC investments. The pro forma adjustments to investments and investment income are based upon interest rates at March 31, 1997 and are not likely to be reflective of future results as the actual fair value adjustment and related future income statement effects will be dependent upon the interest rate environment at the time the SCC Acquisition is completed. The fair value adjustment to the cost basis of investments has been amortized over the estimated average remaining investment life.

    (l) It is expected that cross-selling of life insurance products between ReliaStar and SCC will produce incremental profits to the combined company. For purposes of the pro forma combined condensed statements of income, these incremental profits have not been included because they are not assured.

    (m) It is expected that certain costs and expenses of the combined companies will be less than those reflected in the accompanying pro forma combined condensed statements of income due to consolidation of operations. The estimated expense reductions are primarily related to the elimination of duplicative facilities, equipment and other personnel and functions. For purposes of the pro forma combined condensed statements of income, these expense reductions have not been included because they are not assured until ReliaStar takes affirmative actions to implement the cost reductions which cannot take place until the Effective Time. Until such time, they are not permitted to be reflected in the pro forma financial information according to accounting rules. The pro forma pre-tax annualized expense reductions are currently estimated to total approximately $7.0 million. In addition to the $7.0 million, the combined company expects to realize cost savings from the potential merger of the New York operations of ReliaStar and SCC.

    (n) To record the amortization of goodwill over the estimated periods to be benefited (40 years).

    (o) To record the adjustment to historical amortization of deferred policy acquisition costs to reflect the new amortization of the present value of future profits intangible asset established on the pro forma combined condensed balance sheet as of March 31, 1997.

    (p) To record income tax expense (benefit) of the pro forma adjustments (excluding goodwill amortization) at the applicable statutory federal effective rate of 35%.

    (q) Pro Forma Net Income and Fully Diluted Net Income per share for the year ended December 31, 1996, and the pro forma increase to shareholders' equity using the pro forma share price of $59.25 per share of ReliaStar Common Stock and the floor and ceiling share price of $49.00 and $64.30 are shown in the following table:

                                                      PRO FORMA
                                        ------------------------------------------
      RELIASTAR COMMON                   INCREASE TO                 FULLY DILUTED
        STOCK PRICE        EXCHANGE     SHAREHOLDERS'      NET        NET INCOME
          ASSUMED           RATIO          EQUITY         INCOME       PER SHARE
      ----------------     --------     -------------     ------     -------------
           $59.25           .7932          $411.2         $229.2         $4.81
           $49.00           .8927          $382.1         $229.9         $4.73
           $64.30           .7749          $436.5         $228.6         $4.81

CERTAIN FORWARD-LOOKING INFORMATION

  This Prospectus Supplement contains certain forward-looking information including information provided in "Unaudited Pro Forma Combined Condensed Financial Statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about their companies without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. ReliaStar identifies the following important factors which could cause actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted by ReliaStar in forward-looking information. All of such factors are difficult to predict and many are beyond the control of ReliaStar. Accordingly, while ReliaStar believes that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that such assumptions will approximate actual experience. These important factors include: (i) general economic conditions, changes in interest rates and the performance of stock markets, each of which may impact the profitability of the combined company, the market value of the combined company's investment portfolio, the credit quality of the combined company's loan portfolio and the demand for life insurance products; (ii) regulatory developments affecting financial institutions, generally, and life insurance companies, specifically; (iii) changes in federal and state income tax laws and regulations which affect the relative tax advantage of life insurance products; (iv) industry consolidation and increased competition; (v) the combined company's ability to control costs and realize estimated cost savings; (vi) the integration of ReliaStar's and SCC's products, sales and operations in a timely and cost effective manner; and (vii) the timing, cost and successful completion of ReliaStar's announced stock repurchase program. Investors are also directed to consider other risks and uncertainties discussed in documents filed by ReliaStar with the Commission. ReliaStar disclaims any obligation to update forward-looking information.

SUMMARY FINANCIAL INFORMATION

  The following selected financial data for the five years ended December 31, 1996 and three months ended March 31, 1997 and 1996 are derived from the consolidated financial statements of ReliaStar. The table below reflects the consolidated results of operations and financial position of ReliaStar. All material intercompany transactions and balances have been eliminated.

                         THREE MONTHS ENDED
                              MARCH 31,                 YEAR ENDED DECEMBER 31,
                         ------------------- -------------------------------------------------
                           1997      1996      1996      1995       1994      1993      1992
                         --------- --------- --------- ---------  --------  --------  --------
                                                   (IN MILLIONS)
OPERATING DATA:
 Premiums............... $   204.7 $   205.0 $   836.9 $   851.5  $  726.9  $  659.6  $  589.9
 Net Investment Income..     234.7     232.3     940.7     891.1     618.3     635.0     606.7
 Realized Investment
  Gains (Losses)........       2.2       6.2      11.2       4.9     (27.4)    (32.4)    (33.7)
 Other Income...........     121.6      89.9     401.8     342.9     253.0     228.2     215.1
                         --------- --------- --------- ---------  --------  --------  --------
    Total Revenues......     563.2     533.4   2,190.6   2,090.4   1,570.8   1,490.4   1,378.0
 Benefits and Expenses..     481.8     459.1   1,886.5   1,830.6   1,404.2   1,361.8   1,288.4
 Income Tax Expense.....      28.4      26.2     106.1      90.7      58.9      46.1      29.0
 Dividends on Preferred
  Securities of
  Subsidiary, Net of
  Tax...................       1.7        .1       5.0       --        --        --        --
                         --------- --------- --------- ---------  --------  --------  --------
 Income from Continuing
  Operations............      51.3      48.0     193.0     169.1     107.7      82.5      60.6
 Loss from Discontinued
  Operations............       --        --        --       (5.4)     (2.6)      --        --
                         --------- --------- --------- ---------  --------  --------  --------
 Income Before
  Extraordinary Charges
  and Cumulative Effect
  of Accounting Changes.      51.3      48.0     193.0     163.7     105.1      82.5      60.6
 Extraordinary Charges..       --        --        --        --        --       (9.7)     (1.3)
 Cumulative Effect of
  Accounting Changes....       --        --        --        --        --       (7.5)      --
                         --------- --------- --------- ---------  --------  --------  --------
 Net Income............. $    51.3 $    48.0 $   193.0 $   163.7  $  105.1  $   65.3  $   59.3
                         ========= ========= ========= =========  ========  ========  ========
 Net Income Available to
  Common Shareholders... $    51.3 $    45.9 $   187.8 $   155.4  $   96.8  $   57.0  $   50.1
                         ========= ========= ========= =========  ========  ========  ========
BALANCE SHEET DATA
 (end of period):
Invested Assets......... $11,920.6 $11,785.4 $11,996.3 $11,814.2  $7,918.2  $7,716.3  $7,159.6
Other Assets............   5,013.3   3,986.9   4,710.7   3,705.0   2,448.6   2,196.6   1,915.6
                         --------- --------- --------- ---------  --------  --------  --------
  Total Assets..........  16,933.9  15,772.3  16,707.0  15,519.2  10,366.8   9,912.9   9,075.2
Notes and Mortgages
 Payable................     449.1     423.3     407.5     422.3     194.6     230.3     220.5
Other Liabilities.......  14,979.5  13,884.2  14,760.9  13,676.8   9,373.7   8,882.0   8,174.9
                         --------- --------- --------- ---------  --------  --------  --------
  Total Liabilities.....  15,428.6  14,307.5  15,168.4  14,099.1   9,568.3   9,112.3   8,395.4
Trust-Originated
 Preferred Securities...     121.0     120.8     120.9       --        --        --        --
Shareholders' Equity:
  Preferred.............       --       69.0       --       68.7      67.9      66.7      65.8
  Common................   1,384.3   1,275.0   1,417.7   1,351.4     730.6     733.9     614.0

                         CAPITALIZATION OF THE COMPANY

  The following table sets forth the consolidated summary capitalization at March 31, 1997 of the Company and its consolidated subsidiaries on a historical basis, as adjusted to reflect the application of the proceeds (without giving effect to the payment of Underwriters' Compensation or other offering expenses) from the sale of the Preferred Securities (the "Offering") and as adjusted on a pro forma basis to reflect the SCC Acquisition. See "Use of Proceeds." The table should be read in conjunction with the Company's consolidated financial statements and notes thereto, other financial data incorporated by reference herein, and the "Unaudited Pro Forma Combined Condensed Financial Statements" included herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                        MARCH 31, 1997
                                                --------------------------------
                                                             AS      AS ADJUSTED
                                                          ADJUSTED  FOR OFFERING
                                                            FOR     AND THE SCC
                                                 ACTUAL   OFFERING  ACQUISITION
                                                --------  --------  ------------
                                                        (IN MILLIONS)
Notes and Mortgages Payable--Current (a)......  $  211.3  $  211.3    $  211.3
Notes and Mortgages Payable--Noncurrent.......     237.8     237.8       312.8
                                                --------  --------    --------
   Total Notes and Mortgages Payable..........     449.1     449.1       524.1
Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary ReliaStar
 Financing I Holding Solely Junior
 Subordinated Debt Securities of the Company
 (b)..........................................     121.0     121.0       121.0
Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary ReliaStar
 Financing II Holding Solely Junior
 Subordinated Debt Securities of the Company
 (b)..........................................       --      125.0       125.0
Shareholders' Equity:
Preferred Stock (c)...........................       --        --          --
Common Stock--100.0 million shares authorized;
 42.6 million shares issued (49.5 million
 shares as adjusted for SCC Acquisition)......     578.9     578.9       990.1
Note Receivable from ESOP.....................     (21.2)    (21.2)      (21.2)
Unauthorized Restricted Stock Awards..........      (1.7)     (1.7)       (1.7)
Net Unrealized Investment Gains...............      60.1      60.1        60.1
Retained Earnings.............................     834.5     834.5       834.5
Less Treasury Common Stock, at cost--2.4
 million shares held (4.0 million shares as
 adjusted for SCC Acquisition)................     (66.3)    (66.3)     (166.3)
                                                --------  --------    --------
   Total Shareholders' Equity.................   1,384.3   1,384.3     1,695.5
                                                --------  --------    --------
   Total Capitalization.......................  $1,954.4  $2,079.4    $2,465.6
                                                ========  ========    ========

(a) "Notes and Mortgages Payable--Current" consists primarily of $164.0 million of commercial paper and $47.3 million of short term bank debt, each as of March 31, 1997.
(b) One hundred percent of the assets of the ReliaStar Financing I Trust consists of approximately $128.9 million in principal amount of the Junior Subordinated Debt Securities of ReliaStar with an interest rate of 8.2% and maturity date of March 15, 2016.
  One hundred percent of the assets of the ReliaStar Financing II Trust consists of approximately $128.9 million in principal amount of the Junior Subordinated Debt Securities of ReliaStar with an interest rate of 8.1% and maturity date of June 3, 2027.
(c) There are reserved for issuance up to 2,500,000 shares of Series A Junior participating Preferred Stock issuable upon exercise of certain preferred share purchase rights.

                             ACCOUNTING TREATMENT

  The financial statements of the Trust will be consolidated into the Company's consolidated financial statements, with the Preferred Securities treated as minority interest and shown in the Company's consolidated balance sheet as "Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary ReliaStar Financing II Holding Solely Junior Subordinated Debt Securities of the Company." The financial statement footnotes of the Company will reflect that the sole asset of the Trust will be $128.9 million principal amount of the Junior Subordinated Debt Securities, bearing interest at 8.10% and maturing on June 3, 2027. All reports filed by the Company under the Exchange Act present information regarding the Trust, ReliaStar Financing I and other similar trusts in the manner described above. In addition, a footnote to the Company's audited financial statements reflects that (i) each trust is wholly-owned by the Company; (ii) the sole assets of each trust are junior subordinated debt securities, in each case specifying as to each trust the principal amount, interest rate and maturity date of the junior subordinated debt securities held; and (iii) the Preferred Securities Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities and the Junior Subordinated Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Company (other than with respect to the Trust Securities), and the corresponding obligations of the Company with respect to such other trusts, provide a full and unconditional guarantee of amounts on the Preferred Securities and the preferred securities issued by such other trusts. See "Capitalization."

                                USE OF PROCEEDS

  The proceeds from the sale of the Preferred Securities will be invested by the Trust in Junior Subordinated Debt Securities issued pursuant to the Junior Subordinated Indenture described herein and ultimately will be used by the Company to repurchase up to an aggregate of $100 million of shares of the Company's Common Stock after consummation of the SCC Acquisition and for general corporate purposes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, Wilmington Trust Company, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part), the Trust Act and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Regular Trustees to issue, on behalf of the Trust, the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon redemption, liquidation and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will hold legal title to the Junior Subordinated Debt Securities purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "The Preferred Securities Guarantee" in the accompanying Prospectus.

The Preferred Securities Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote (i) to direct the Property Trustee to enforce the Property Trustee's rights under the Junior Subordinated Debt Securities, or
(ii) if the failure of the Trust to pay distributions is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities, to institute a proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities. See "Description of the Preferred Securities--Voting Rights" and "Description of the Junior Subordinated Debt Securities--Indenture Events of Default".

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum of 8.10% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 8.10% thereof compounded quarterly (to the extent permitted by applicable law). The term "distribution" as used herein includes such cash distributions and any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

  Distributions on the Preferred Securities will be cumulative, will accrue from June 3, 1997, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997 when, as and if available for payment. Distributions will be made by the Property Trustee, except as otherwise described below.

  The Company has the right under the Junior Subordinated Indenture to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Securities, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue interest since interest would continue to accrue on the Junior Subordinated Debt Securities) during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that the Company exercises this right, then (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, provided, however, the Company may declare and pay a stock dividend where the dividend is the same stock as that on which the dividend is being paid, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to such Junior Subordinated Debt Securities. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Junior Subordinated Debt Securities-- Interest" and "--Option to Extend Interest Payment Period". If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities". The payment of distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "The Preferred Securities Guarantee" in the accompanying Prospectus.

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the Junior Subordinated Debt Securities. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the relevant record dates for the Preferred Securities shall conform to the rules of any stock exchange on which the securities are listed, and, if none, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one Business Day but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) or Wilmington (in the State of Delaware) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION

  The Junior Subordinated Debt Securities will mature on June 3, 2027 (or such other date to which the maturity of the Junior Subordinated Debt Securities may be extended, as described under "Description of Junior Subordinated Debt Securities--General") and may be redeemed, in whole or in part, at any time on or after June 3, 2002, or at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Junior Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Junior Subordinated Debt Securities-- Optional Redemption". In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "Book-Entry Only Issuance--The Depository Trust Company" below.

TAX EVENT REDEMPTION OR DISTRIBUTION

  "Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, on or after the date of this Prospectus Supplement, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Prospectus Supplement),
(c) any interpretation or pronouncement by any such body, court, agency or authority that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position, or
(d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated or effective, or which interpretation or pronouncement is issued or announced, or which action is taken, in each case on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) the Trust is, or within 90 days of the date thereof would be, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debt Securities, (ii) interest payable to the Trust on the Junior Subordinated Debt Securities is not, or within 90 days of the date thereof would not be, deductible by the Company for United States federal income tax purposes or (iii) the Trust is, or within 90 days of the date thereof would be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  If, at any time, a Tax Event shall occur and be continuing, the Trust shall, except in the limited circumstances described below, be dissolved with the result that the Junior Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such Tax Event; provided, that such dissolution and distribution shall be conditioned on (i) the Regular Trustees' receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debt Securities and (ii) the Company being unable to avoid such Tax Event within such 90 day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, the Company or the holders of the Trust Securities. Furthermore, if after receipt of a Dissolution Tax Opinion by the Regular Trustees (i) the Company has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Junior Subordinated Debt Securities for United States federal income tax purposes, even after the Junior Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above, or (ii) the Regular Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Trust, the Company shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debt Securities, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of redemption.

  If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Junior Subordinated Debt Securities to be listed on the NYSE or on such other exchange, the Nasdaq National Market or other organization on which the Preferred Securities are then listed.

  After the date for any distribution of Junior Subordinated Debt Securities upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Junior Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for either the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of the Trust were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. See "Risk Factors--Trading Price".

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debt Securities, the Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance--The Depository Trust Company" below. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance--The Depository Trust Company".

  Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Preferred Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the

Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

  Pursuant to the Declaration, the Trust shall terminate (i) on June 3, 2046, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the holder of the Common Securities or the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debt Securities upon the occurrence of a Tax Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An Event of Default under the Junior Subordinated Indenture constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Junior Subordinated Indenture. If the Property Trustee fails to enforce its rights under the Declaration, any holder of Preferred Securities may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Declaration and the Junior Subordinated Debt Securities. Notwithstanding the foregoing, if the Company has failed to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities unless the Property Trustee fails to do so.

  Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Junior Subordinated Debt Securities will have the right under the Junior Subordinated Indenture to declare the principal of and interest on the Junior Subordinated Debt Securities to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

  Except as described herein, under the Trust Act, the Trust Indenture Act and under "The Preferred Securities Guarantee--Modifications of the Preferred Securities Guarantee; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights. In the event that the Company elects to defer payments of interest on the Junior Subordinated Debt Securities, the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

  Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred

Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Junior Subordinated Debt Securities, to (i) exercise the remedies available under the Junior Subordinated Indenture with respect to the Junior Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under Section 513 of the Junior Subordinated Indenture, or
(iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable. In addition, if the Company fails to make interest and/or principal payments on the Junior Subordinated Debt Securities when due (taking account of any Extension Period), a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debt Securities. With respect to the Property Trustee's rights other than the right to receive payment on the Junior Subordinated Debt Securities, if the Property Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any record holder of Preferred Securities may, after such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes and each holder of Trust Securities will be treated as owning an undivided interest in the Junior Subordinated Debt Securities.

  In the event the consent of the Property Trustee, as the holder of the Junior Subordinated Debt Securities, is required under the Junior Subordinated Indenture with respect to any amendment, modification or termination of the Junior Subordinated Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Junior Subordinated Indenture would require the consent of all the holders, the Property Trustee may only give such consent at the direction of all the holders of the Trust Securities outstanding. The Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust and each holder of Trust Securities will be treated as owning an undivided interest in the Junior Subordinated Debt Securities.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information:
(i) the date of such meeting or the date by which such action is to be taken;
(ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Junior Subordinated Debt Securities in accordance with the Declaration.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

  The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company".

  Holders of the Preferred Securities will have no rights to appoint or remove the ReliaStar Trustees, who may be appointed, removed or replaced solely by the Company as the holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that a reduction in the principal amount or the distribution rate, or a change in the payment dates or maturity, of the Preferred Securities shall not be permitted without the consent of each holder of Preferred Securities. If any amendment or proposal referred to in clause
(i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either
(x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon redemption, liquidation and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange, the Nasdaq National Market or other organization on which the Preferred Securities are listed or admitted for trading, (iv) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (v) such successor entity has a purpose identical to that of the

Trust, (vi) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act, and (vii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes or any holder of Trust Securities not to be treated as owning an undivided interest in the Junior Subordinated Debt Securities.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Security.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

  Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and such payments will be the responsibility of such Participant and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

PAYING AGENT

  In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

  The Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it.

  The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Property Trustee also serves as trustee under the Preferred Securities Guarantee.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the Declaration or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determines in their discretion to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

  Holders of the Preferred Securities have no preemptive rights.

            DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

  Set forth below is a description of the specific terms of the Junior Subordinated Debt Securities in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of Junior Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of Debt Securities". The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Junior Subordinated Indenture, dated as of March 29, 1996 between the Company and Wilmington Trust Company, as trustee (the "Indenture Trustee"), as supplemented by the First Supplemental Indenture, dated as of March 29, 1996 and the Second Supplemental Indenture dated as of June 3, 1997 (as so supplemented, the "Junior Subordinated Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Junior Subordinated Indenture.

  Under certain circumstances involving the dissolution of the Trust following the occurrence of a Tax Event, Junior Subordinated Debt Securities may be distributed to the holders of the Trust Securities in Liquidation of the Trust. See "Description of the Preferred Securities--Tax Event Redemption or Distribution".

  If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Junior Subordinated Debt Securities listed on the NYSE or on such other exchange, the Nasdaq National Market or other organization on which the Preferred Securities are then listed.

GENERAL

  The Junior Subordinated Debt Securities will be issued as unsecured subordinated debt under the Junior Subordinated Indenture. The Junior Subordinated Debt Securities will be limited in aggregate principal amount to approximately $128.9 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by the Company in exchange for the Common Securities (the "Company Payment").

  The Junior Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on June 3, 2027. The stated maturity date may be extended at any time by the Company to any date not later than June 3, 2046; provided, that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Junior Subordinated Debt Securities, and
(iii) in the case of Junior Subordinated Debt Securities held by the Trust, the Trust is not in arrears on payments of distributions on the Preferred Securities and no deferred distributions are accumulated. In the event the Company elects to extend the stated maturity of the Junior Subordinated Debt Securities, it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of such extension to the holders of the Junior Subordinated Debt Securities not more than 90 and nor less than 30 days prior to the effectiveness thereof.

  If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Junior Subordinated Debt Securities will initially be issued as a Global Security. As described herein, under certain limited circumstances, Junior Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "Description of the Junior Subordinated Debt Securities--Book-Entry and Settlement". In the event that Junior Subordinated Debt Securities are issued in certificated form, such Junior Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debt Securities issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debt Securities. In the event Junior Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debt Securities will be registrable and Junior Subordinated Debt Securities will be exchangeable for Junior Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in Wilmington, Delaware; provided, that at the option of the Company payment of interest may be made by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Junior Subordinated Debt Securities is the Property Trustee, the payment of principal and interest on the Junior Subordinated Debt Securities held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

  The Junior Subordinated Indenture does not contain provisions that afford the Junior Subordinated Debt Securities protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

  The Junior Subordinated Indenture provides that the Junior Subordinated Debt Securities are subordinate and junior in right of payment to all Senior Debt of the Company. "Senior Debt" means all Debt of the Company except for Trust Related Securities. "Trust Related Securities" are obligations evidenced by debt securities (and guarantees in respect of those debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company in connection with the issuance by such entity of preferred securities or other similar securities. The

Junior Subordinated Debt Securities will rank pari passu with such Trust Related Securities, if any. "Debt" has the meaning set forth under the heading "Description of Debt Securities--Subordination" in the accompanying Prospectus. In the event that the Company shall default in the payment of any principal, premium, if any, or interest, if any, on any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made for principal, premium, if any, or interest, if any, on the Junior Subordinated Debt Securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debt Securities. In the event of
(i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors, or (iv) any other marshalling of the assets of the Company, all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) must first be paid in full before any payment or distribution, whether in cash, securities or other property, may be made on account of the principal of or interest on the Junior Subordinated Debt Securities. If any payment or distribution on account of the principal of or interest on the Junior Subordinated Debt Securities of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other company provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Junior Subordinated Debt Securities, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) shall be received by any Holder of the Junior Subordinated Debt Securities in contravention of any of the terms of the Junior Subordinated Indenture and before all the Senior Debt has been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all such Senior Debt in full.

  As of March 31, 1997, the Company had approximately $449.1 million of Senior Debt and $125.0 million of Trust Related Securities outstanding.

OPTIONAL REDEMPTION

  The Company shall have the right to redeem the Junior Subordinated Debt Securities, in whole or in part, from time to time, on or after June 3, 2002, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities--Tax Event Redemption or Distribution", upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Junior Subordinated Debt Securities would result in the delisting of the Preferred Securities, the Company may only redeem the Junior Subordinated Debt Securities in whole.

INTEREST

  Each Junior Subordinated Debt Security shall bear interest at the rate of 8.10% per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"), commencing June 30, 1997, to the person in whose name such Junior Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Debt Securities are not represented by one or more Global Securities, the Company shall have the right to select record dates, which shall be more than one Business Day prior to the Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

PROPOSED TAX LEGISLATION

  On February 6, 1997, the Clinton Administration released its budget proposal for fiscal year 1998. The proposal contains certain tax law changes that, if enacted, would prohibit an issuer from deducting interest payments or original issue discount on an instrument such as the Junior Subordinated Debt Securities if such instrument has a maximum weighted average maturity of more than 40 years. Under the proposal, for purposes of determining the term of an instrument, any right to extend would be treated as exercised. The Administration's proposal, if enacted, would also treat a corporate issuer that files annual financial statements with the Commission as having characterized an instrument such as the Junior Subordinated Debt Securities as equity for purposes of Section 385(c) of the Code, if the instrument (i) has a maximum term exceeding 15 years and (ii) is not shown as indebtedness on the applicable balance sheet of the issuer or, in the case of indebtedness issued to a related party that issues a related instrument, such related instrument is not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c), the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on his tax return that he is treating such instrument in a manner inconsistent with the issuer's characterization. The Administration's proposal specifies that the changes would be effective for instruments issued on or after the date of first Congressional committee action.

  There can be no assurance that legislation affecting the Company's ability to deduct interest paid on the Junior Subordinated Debt Securities or the characterization of the Junior Subordinated Debt Securities for U.S. federal income tax purposes, including legislation similar to the proposals described above, will not be enacted in the future or that any such legislation would not be effective retroactively. In the event tax law changes are enacted and apply retroactively to the Junior Subordinated Debt Securities, such changes could give rise to a Tax Event, which would, in certain circumstances, require the dissolution of the Trust or permit the Company to redeem the Junior Subordinated Debt Securities within 90 days of the date thereof. See "Risk Factors--Proposed Changes to U.S. Tax Laws; Possible Tax Event", "--Tax Event Redemption or Distribution", "Description of the Preferred Securities--Tax Event Redemption or Distribution", and "United States Federal Income Taxation--Proposed Tax Legislation".

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company shall have the right at any time, and from time to time, during the term of the Junior Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period the Company shall pay all interest then accrued and unpaid (including any Additional Interest) together with interest thereon compounded quarterly at the rate specified for the Junior Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) the Company shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Junior Subordinated Debt Securities, provided however, the Company may declare and pay a stock dividend where the dividend is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by further extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. If the Property Trustee shall be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the holders of the Junior Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which the Company is required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

  If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

  In addition to the Events of Default described in the Prospectus, an Event of Default for purposes of the Junior Subordinated Debt Securities shall include the voluntary or involuntary dissolution or winding up of the business of the Trust or other termination of the existence of the Trust, other than in connection with (i) the distribution of the Junior Subordinated Debt Securities to holders of the Trust Securities in liquidation of their interests in the Trust, (ii) the redemption of all of the outstanding Trust Securities, or (iii) certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

  If any Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Junior Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Junior Subordinated Debt Securities (including any Compounded Interest and Additional Interest, if any) and any other amounts payable under the Junior Subordinated Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debt Securities. See "Description of Debt Securities--Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Junior Subordinated Debt Securities. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights".

  Notwithstanding the foregoing, if the Company has failed to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities unless the Property Trustee fails to do so.

ADDITIONAL COVENANTS

  The Company has covenanted, with respect to the Junior Subordinated Debt Securities, that if (i) there has occurred any event that would constitute an Event of Default, (ii) the Company is in default with respect to its payment of any obligations under the Preferred Securities Guarantee or Common Securities Guarantee relating to the Trust, or (iii) the Company has given notice of its election to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (A) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to any of its capital stock, and (B) the Company will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Securities; provided, however, that restriction
(A) above will not apply to any stock dividends paid by the Company where the dividend stock is the same as that on which the dividend is being paid.

  The Company has also covenanted, with respect to the Junior Subordinated Debt Securities, that for so long as the Preferred Securities and Common Securities remain outstanding, the Company will (i) maintain 100% direct or indirect ownership of the Common Securities, provided, however, that any permitted successor of the Company under the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) use its reasonable efforts to cause the Trust (a) to remain a business trust, except in connection with a distribution of the Junior Subordinated Debt Securities, the redemption of all of the Preferred Securities and Common Securities of the Trust or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes, and (iii) to use its reasonable efforts to cause each holder of Preferred Securities and Common Securities to be treated as owning an individual beneficial interest in the Junior Subordinated Debt Securities.

LIMITATION ON WAIVERS AND CONSENTS UNDER THE JUNIOR SUBORDINATED INDENTURE

  Notwithstanding anything to the contrary contained in the Junior Subordinated Indenture, if the Junior Subordinated Debt Securities are held by the Trust or a ReliaStar Trustee, (i) a waiver of a past default or any modification to a waiver of a past default under the Junior Subordinated Indenture will not be effective until the holders of a majority in liquidation preference of Trust Securities have consented to such waiver or modification; provided, however, that if the consent of the Holder (as defined in the Junior Subordinated Indenture) of each Junior Subordinated Debt Security Outstanding is required in connection with such waiver or modification, such waiver or modification shall not be effective until each holder of the Trust Securities shall have consented to such waiver or modification, and (ii) an indenture supplemental to the Junior Subordinated Indenture will not be effective until the holders of a majority in liquidation preference of Trust Securities have consented to such supplemental indenture; provided, however, that if the consent of the Holder of each Junior Subordinated Debt Security Outstanding is required in connection with a supplemental indenture, such supplemental indenture shall not be effective until each holder of the Trust Securities shall have consented to such supplemental indenture.

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Tax Event, the Junior Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of a depositary (the "depositary") or its nominee. Except under the limited circumstances described below, Junior Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debt Securities in definitive form and will not be considered the Holders thereof for any purpose under the Junior Subordinated Indenture, and no Global Security representing Junior Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or, if such person is not a Direct Participant, on the procedures of the Direct Participant through which such person owns its interest to exercise any rights of a holder under the Junior Subordinated Indenture.

THE DEPOSITARY

  If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Junior Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company". As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as the depositary for the Global Securities.

  None of the Company, the Trust, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Junior Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as the depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Junior Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

  The Junior Subordinated Indenture will provide that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the ReliaStar Trustees and
(iv) the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by the Company.

              EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED
            DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, to invest the proceeds from such issuance and sale in the Junior Subordinated Debt Securities and to engage in only those activities necessary or incidental thereto.

  As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, any, costs and expenses of the Trust; and (iv) the Declaration further provides that the ReliaStar Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "The Preferred Securities Guarantee" in the accompanying Prospectus. If the Company does not make interest payments on the Junior Subordinated Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. The Preferred Securities Guarantee is a guarantee from the time of its issuance, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Trust does not have sufficient funds to make such distributions or other payments.

  If the Company fails to make interest and/or principal payments on the Junior Subordinated Debt Securities when due (taking account of any Extension Period) a record holder of Preferred Securities may institute a proceeding directly against the Company for enforcement of payment to the holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. If a Declaration Event of Default occurs and is continuing, the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Voting Rights", may direct the Property Trustee to enforce its rights under the Junior Subordinated Debt Securities. If, with respect to other than principal and interest payments on the Junior Subordinated Debt Securities, the Property Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding directly against any person to enforce such holder's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity.

  If the Company fails to make payments to holders of Preferred Securities under the Preferred Securities Guarantee, any such holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce the Company's obligation to make such payments.

  The Company's obligations under the Declaration, the Preferred Securities Guarantee, the Junior Subordinated Debt Securities and the Junior Subordinated Indenture, taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "The Preferred Securities Guarantee" in the accompanying Prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

  The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle", as part of a "synthetic security" or "hedge", as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the holders of Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

  In connection with the issuance of the Junior Subordinated Debt Securities, Faegre & Benson LLP, counsel to the Company and the Trust, will render its opinion generally to the effect that, although not entirely free from doubt, under then current law and assuming full compliance with the terms of the Junior Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debt Securities held by the Trust will be classified for United States federal income tax purposes as indebtedness of the Company.

PROPOSED TAX LEGISLATION

  On February 6, 1997, the Clinton Administration released its budget proposal for fiscal year 1998. The proposal contains certain tax law changes that, if enacted, would prohibit an issuer from deducting interest payments or original issue discount on an instrument such as the Junior Subordinated Debt Securities if such instrument has a maximum weighted average maturity of more than 40 years. Under the proposal, for purposes of determining the term of an instrument, any right to extend would be treated as exercised. The Administration's proposal, if enacted, would also treat a corporate issuer that files annual financial statements with the Commission as having characterized an instrument such as the Junior Subordinated Debt Securities as equity for purposes of Section 385(c) of the Code if the instrument (i) has a maximum term exceeding 15 years and (ii) is not shown as indebtedness on the applicable balance sheet of the issuer or, in the case of indebtedness issued to a related party that issues a related instrument, such related instrument is not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c), the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on his tax return that he is treating such instrument in a manner inconsistent with the issuer's characterization. The Administration's proposal specifies that the changes would be effective for instruments issued on or after the date of first Congressional committee action.

  There can be no assurance that legislation affecting the Company's ability to deduct interest paid on the Junior Subordinated Debt Securities or the characterization of the Junior Subordinated Debt Securities for U.S. federal income tax purposes, including legislation similar to the proposals described above, will not be enacted in the future or that any such legislation would not be effective retroactively. In the event tax law changes are enacted and apply retroactively to the Junior Subordinated Debt Securities, such changes could give rise to a Tax Event, which would, in certain circumstances, require the dissolution of the Trust or permit the Company to redeem the Junior Subordinated Debt Securities within 90 days of the date thereof. See "Risk Factors--Proposed Changes to U.S. Tax Laws; Possible Tax Event", "--Tax Event Redemption or Distribution", "Description of the Preferred Securities--Tax Event Redemption or Distribution", and "Description of the Junior Subordinated Debt Securities--Proposed Tax Legislation".

CLASSIFICATION OF THE TRUST

  In connection with the issuance of the Preferred Securities, Faegre & Benson LLP will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Junior Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided beneficial interest in the Junior Subordinated Debt Securities, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of the Junior Subordinated Debt Securities.

ORIGINAL ISSUE DISCOUNT

  Under the Junior Subordinated Indenture, the Company has the option to defer from time to time the payment of interest on the Junior Subordinated Debt Securities. The Company's option to extend the interest payment period could cause the Junior Subordinated Debt Securities to be subject to the OID rules for federal income tax purposes. The Company, however, believes, and intends to take the position that, as of the issue date, the terms and conditions of the Junior Subordinated Debt Securities (in particular the restrictions on the Company's ability to pay dividends during an Extension Period) make the likelihood that the Company would elect to defer the payment of interest a "remote" contingency for these purposes. If so treated, the Junior Subordinated Debt Securities would not be subject to the OID rules unless the Company were to extend the interest payment period, and a holder would generally include stated interest in income as ordinary income when paid to the Trust or accrued, in accordance with such holder's regular method of accounting.

  If the Company were to exercise its option to defer payments of interest, the Junior Subordinated Debt Securities would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debt Securities would thereafter be treated as OID as long as the Junior Subordinated Debt Securities remained outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debt Securities would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Preferred Securities would be required to include OID in its gross income daily even though the Company would not make actual cash payments during an Extension Period.

  The IRS could take a position that the likelihood of deferral is not a remote contingency for these purposes, in which case the Junior Subordinated Debt Securities would be subject to the OID rules described in the preceding paragraph even if the Company did not exercise its option to defer payment of interest.

  Because income on the Preferred Securities will constitute interest or OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF THE TRUST

  Under certain circumstances, as described under the caption "Description of the Preferred Securities--Tax Event Redemption or Distribution", Junior Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Junior Subordinated Debt Securities so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder.

  Under certain circumstances described under the caption "Description of the Preferred Securities-- Mandatory Redemption" and "--Tax Event Redemption or Distribution", the Junior Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "Sales of Preferred Securities" below.

SALES OF PREFERRED SECURITIES

  A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by accrued but unpaid interest or OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest or OID on the Junior Subordinated Debt Securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest or OID) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust. This discussion assumes that income with respect to the Preferred Securities is not effectively connected with a trade or business in the United States in which the United States Alien Holder is engaged.

  Under present United States federal income tax law, and subject to the discussion of backup withholding below: (i) payments by the Trust or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

INFORMATION REPORTING TO HOLDERS

  Subject to the qualifications discussed below, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

  The Trust will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the interest or OID related to the Junior Subordinated Debt Securities that accrued during the year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record holders until April 15 following each calendar year. The Underwriters have indicated to the Trust that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than the Trust.

BACKUP WITHHOLDING

  Under current United States federal income tax law, a 31% backup withholding tax applies if a non-corporate person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such person has failed properly to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties or perjury, that such person has not been notified by the IRS that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

  In the case of a United States Alien Holder, backup withholding and information reporting do not apply to payments with respect to principal and interest on a Preferred Security with respect to which such Holder has provided the required certification under penalties of perjury that such Holder is a United States Alien Holder or has otherwise established an exemption, provided that certain conditions are satisfied.

  Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the IRS.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named herein, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dain Bosworth Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, The Robinson-Humphrey Company, Inc. and Smith Barney Inc. (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the

Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                      NUMBER OF
                                                                      PREFERRED
           UNDERWRITER                                                SECURITIES
           -----------                                                ----------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................   890,000
      Dain Bosworth Incorporated.....................................   890,000
      Donaldson, Lufkin & Jenrette Securities Corporation............   890,000
      The Robinson-Humphrey Company, Inc.............................   890,000
      Smith Barney Inc...............................................   890,000
      Alex. Brown & Sons Incorporated................................    50,000
      Cowen & Company................................................    50,000
      A.G. Edwards & Sons, Inc.......................................    50,000
      EVEREN Securities, Inc.........................................    50,000
      Legg Mason Wood Walker, Incorporated...........................    50,000
      J.P. Morgan Securities Inc.....................................    50,000
      Oppenheimer & Co., Inc.........................................    50,000
      Piper Jaffray Inc..............................................    50,000
      Prudential Securities Incorporated.............................    50,000
      Tucker Anthony Incorporated....................................    50,000
      Wheat, First Securities, Inc...................................    50,000
                                                                      ---------
           Total..................................................... 5,000,000

  The Underwriters have advised the Trust that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.35 per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company will agree to pay as compensation ("Underwriters' Compensation") for the Underwriters' arranging the investment therein of such proceeds, an amount of $.7875 per Preferred Security (or $3,937,500 in the aggregate) for the accounts of the several Underwriters.

  During a period of 90 days from the date of this Prospectus Supplement, neither the Trust nor the Company will, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or any equity securities substantially similar to the Preferred Securities (except for the Junior Subordinated Debt Securities and the Preferred Securities offered hereby).

  The Preferred Securities have been approved for listing, subject to notice of issuance, on the NYSE. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representatives have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Preferred Securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

  In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company, the Trust nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither the Company, the Trust nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company and the Trust have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Junior Subordinated Debt Securities, the Preferred Securities Guarantee and certain matters relating thereto, including United States federal income tax matters, will be passed upon on behalf of the Company and the Trust by Faegre & Benson LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for the Underwriters by Sidley & Austin, Chicago, Illinois.

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 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS,
OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
Risk Factors..............................................................  S-4
The Trust.................................................................  S-8
ReliaStar Financial Corp..................................................  S-8
Capitalization of the Company............................................. S-17
Accounting Treatment...................................................... S-18
Use of Proceeds........................................................... S-18
Description of the Preferred Securities................................... S-18
Description of the Junior Subordinated Debt Securities.................... S-28
Effect of Obligations under the Junior Subordinated Debt Securities and the Preferred Securities Guarantee....................................... S-35
United States Federal Income Taxation..................................... S-36
Underwriting.............................................................. S-39
Legal Matters............................................................. S-41

                                   PROSPECTUS
Available Information.....................................................    4
Incorporation of Certain Documents by Reference...........................    4
The Company...............................................................    5
The Financing Trusts......................................................    6
Use of Proceeds...........................................................    7
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and
 Preferred Stock Dividends................................................    7
Description of Debt Securities............................................    7
Particular Terms of Junior Subordinated Debt Securities Issued in
 Connection with Preferred Securities.....................................   20
Description of Capital Stock..............................................   21
Description of Depositary Shares..........................................   24
Description of Securities Warrants........................................   27
Description of Preferred Securities of the Financing Trusts...............   30
The Preferred Securities Guarantee........................................   31
Plan of Distribution......................................................   33
Validity of Securities....................................................   34
Experts...................................................................   34

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                         5,000,000 PREFERRED SECURITIES

                             RELIASTAR FINANCING II

                             8.10% TRUST ORIGINATED
                        PREFERRED SECURITIES ("TOPRSSM")
                           FULLY AND UNCONDITIONALLY
                                 GUARANTEED BY

                           RELIASTAR FINANCIAL CORP.

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.

                                 DAIN BOSWORTH
                                  INCORPORATED

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                      THE ROBINSON-HUMPHREY COMPANY, INC.

                               SMITH BARNEY INC.

                                  MAY 29, 1997

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